Exhibit 99.1

Biomea Announces Closing of Initial Public Offering

Redwood City, California, April 20, 2021 – Biomea Fusion, Inc. (“Biomea”) (Nasdaq: BMEA), a preclinical-stage biopharmaceutical company focused on the discovery, development and commercialization of irreversible small molecules to treat patients with genetically defined cancers, today announced the closing of its initial public offering of 9,000,000 shares of its common stock at a public offering price of $17.00 per share. All of the shares of common stock were offered by Biomea. Biomea’s common stock began trading on The Nasdaq Global Select Market on April 16, 2021 under the ticker symbol “BMEA.” The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Biomea, were $153.0 million. In addition, Biomea has granted the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of common stock at the initial public offering price, less the underwriting discounts and commissions and offering expenses.

J.P. Morgan Securities LLC, Jefferies LLC and Piper Sandler & Co. are acting as joint book-running managers for the offering.

Registration statements relating to the shares sold in this offering were filed with the Securities and Exchange Commission and became effective on April 15, 2021. The offering was made only by means of a prospectus, copies of which may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attn: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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Contact:

Liz Melone

lm@biomeafusion.com